Exhibit 10.4
August 9, 2015

CVR Partners, LP
2277 Plaza Drive
Suite 500
Sugar Land, TX 77479
Attention: Susan M. Ball, Chief Financial Officer

Commitment Letter
$150,000,000 Term Loan Facility
Ladies and Gentlemen:
CVR Partners, LP, a Delaware limited partnership (“you” or “Borrower”), has advised Coffeyville Resources LLC, a Delaware limited liability company (the “Lender”) that you intend to acquire (the “Merger”), indirectly through certain wholly-owned subsidiaries all of the outstanding equity interests in Rentech Nitrogen Partners, L.P. (the “Partnership”) and Rentech Nitrogen GP, LLC (the “Partnership GP”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 9, 2015, among you, Lux Merger Sub 1 LLC, Lux Merger Sub 2 LLC, the Partnership and the Partnership GP. After giving effect to the Merger, each of the Partnership and the Partnership GP will be a wholly-owned subsidiary of the Borrower. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.
You have further advised the Lender that the total funding required to consummate the Merger, to repay all of the loans (the “Repayment”) outstanding under the Partnership’s existing revolving credit facility (the “Existing Revolving Credit Facility”) and to pay the fees and expenses incurred in connection with the Transactions (as defined below) shall consist of (a) the incurrence by the Borrower of a term loan facility in the amount of up to $150,000,000 (the “Term Loan Facility”), as described in the summary of principal terms and conditions attached hereto as Exhibit A (the “Term Sheet”; terms used in the body of this Commitment Letter (as defined below) but not defined herein shall have the meanings set forth in the Term Sheet); and (b) the issuance by the Borrower of certain of its common units as described in the Merger Agreement.
The Merger, the Repayment, the entering into of the Term Loan Facility and the initial borrowings thereunder and the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”
1.Commitments. The Lender hereby commits to provide 100% of the principal amount of the Term Loan Facility subject only to and on the terms and conditions set forth in the

Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet” and, together with the Term Sheet and this agreement, the “Commitment Letter”).
2.    Costs and Expenses. You agree to pay or reimburse the Lender for all reasonable and documented out-of-pocket costs and expenses incurred by the Lender or its affiliates (whether incurred before or after the date hereof) in connection with the Term Loan Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Financing Documentation, including without limitation, reasonable and documented fees, expenses and other charges of a single outside counsel to the Lender. You further agree to pay all reasonable and documented out-of-pocket costs and expenses of the Lender and its affiliates (including, without limitation, reasonable and documented fees, expenses and other charges of outside counsel to the Lender) incurred in connection with the enforcement of any of its rights and remedies hereunder.
3.    Indemnity. You agree to indemnify and hold harmless the Lender and its affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Term Loan Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person. In no event shall any party hereto or any Indemnified Person be liable for any indirect, special, punitive or consequential damages; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification hereunder. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, any of your equity holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Term Loan Facility or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you or any of your equity holders or creditors arising out of, related to or in connection with the Commitment Letter, the Term Loan Facility or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s bad faith, gross negligence or willful misconduct, and it is further agreed that the Lender shall have liability only to you (as opposed to any other person).
4.    Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter or its contents to any person without the Lender’s prior written consent (not to be unreasonably withheld), except that you may disclose this Commitment Letter and the contents hereof (a) as required by applicable law or compulsory legal or administrative process (in which case you agree to inform the Lender promptly thereof to the extent lawfully permitted to do so), (b) on a confidential basis to the board of directors, officers and advisors of the Partnership and the Partnership GP in connection with their consideration and negotiation of the Transactions and (c) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Your obligations under this paragraph shall survive the execution and delivery of the Financing Documentation.
5.    Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter is hereby waived. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and New York State courts located in the City of New York and Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed any party hereunder shall be effective service of process for any suit, action or proceeding relating to any such dispute. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of the Lender to serve legal process in any other manner permitted by law.
6.    Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter by returning to the Lender executed counterparts hereof by no later than 5:00 p.m., Houston time, on August 9, 2015. Following your acceptance, the commitment of the Lender set forth in this Commitment Letter shall automatically terminate on the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and (ii) the termination of the Merger Agreement.
This Commitment Letter constitutes the entire agreement and understanding between you and your subsidiaries and affiliates and the Lender with respect to the Term Loan Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof and thereof. No individual has been authorized by the Lender or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter.
Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by fax or electronic pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Sections 2 through 6 shall survive termination of this Commitment Letter; provided that to the extent the Closing Date occurs, such provisions shall be superseded by any corresponding provisions of the Financing Documentation, as applicable.
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto; provided, however, that this Commitment Letter may not be amended nor may any provision hereof be waived or modified without the written consent of the Partnership (such consent not to be unreasonably withheld, delayed or conditioned), except where such amendment, waiver or modification would not reasonably be expected to have a material adverse effect on the ability of the Borrower to consummate the Merger. This Commitment Letter shall not be assignable by you without the Lender’s prior written consent and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons), except, in the case of this paragraph in Section 6, the Partnership.
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Very truly yours,
COFFEYVILLE RESOURCES, LLC
By:    /s/ John. J. Lipinski
    Name: John. J. Lipinski
    Title: Chief Executive Officer and President

Agreed to and accepted as of
the date first written above:

CVR PARTNERS LP

By: CVR GP, LLC, its general partner

By:    /s/ Susan M. Ball
    Name: Susan M. Ball
    Title: Chief Financial Officer

EXHIBIT A
$150,000,000 Term Loan Facility
Summary of Principal Terms and Conditions

Borrower:	CVR Partners, LP, a Delaware limited partnership (the “Borrower”).
Transactions:	As set forth in and defined in the Commitment Letter.
Lender:	Coffeyville Resources, LLC, a Delaware limited liability company (the “Lender”).
Term Loan Facility:	A one-year senior unsecured term loan facility in an aggregate maximum principal amount of up to $150,000,000.
Documentation Principles:
The definitive documentation for the Term Loan Facility (the “Financing Documentation”) shall contain the terms set forth in this Exhibit A and unless otherwise specified herein, shall be consistent with the terms, conditions, representations, warranties, covenants and events of default set forth in that certain Senior Unsecured Revolving Credit Agreement, dated as of January 23, 2013, between CVR Refining, LLC and the Lender (the “Precedent Agreement”). The Financing Documentation shall also contain such terms as are necessary or appropriate to give effect to and/or permit the Transactions and will be subject to modifications to the Precedent Agreement to reflect (i) that the Term Loan Facility consists solely of a single-draw term loan, (ii) the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations and financial accounting, (iii) changes in law or accounting standards since the date of the Precedent Agreement and (iv) such other changes as are mutually agreed between the Borrower and the Lender.

Maturity:	The final maturity of the Term Loan Facility will occur on the one year anniversary of the Closing Date.
Interest Rate:
The Term Loan Facility will bear interest at a rate of three-month LIBOR (determined by the Lender on a customary basis using the rates published by the Wall Street Journal) plus 3.0% per annum. Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year and interest shall be payable every three months following the Closing Date, or on the date of final payment of the Term Loan Facility. Default interest shall be required in a manner consistent with the Precedent Agreement.

Amortization:	None.
Purpose:
The proceeds of the Term Loan Facility will be used by the Borrower on the date of the borrowing under the Term Loan Facility (the “Closing Date”) (a) to pay the cash portion of the Merger consideration required under the Merger Agreement, (b) to make the Repayment and (c) to pay certain transaction costs and expenses in connection with each of the foregoing.

Availability:	The full amount of the Term Loan Facility will only be available in a single draw on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.
Optional Prepayments:	Optional prepayments of the Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty.
Conditions to Borrowing:
Borrowing under the Term Loan Facility will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on the Closing Date, or if such representation speaks as of an earlier date, as of such earlier date and (b) the conditions precedent set forth on Exhibit B.

Representations, Warranties, Covenants and Events of Default:	Consistent with the Precedent Agreement and subject to the Documentation Principles.
Voting, Assignments, Amendments, Expenses, Indemnification, Governing Law, Jurisdiction, Waiver of Jury Trial and Other Miscellaneous Terms:	Consistent with the Precedent Agreement and subject to the Documentation Principles.

EXHIBIT B
Conditions Term Sheet

The commitments of the Lender in respect of the Term Loan Facility and the closing and initial extension of credit thereunder will be subject only to the following conditions (capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter):
(a)    Consummation of the Merger. The Merger shall be consummated concurrently with the initial funding of the Term Loan Facility in accordance with the Merger Agreement, without any waiver, amendment or consent thereto that is materially adverse to the Lender, unless consented to by the Lender.
(b)    Fees and Expenses. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Lender shall have been paid on or prior to the Closing Date to the extent invoiced prior to the Closing Date.
(c)    Documentation. The Financing Documentation shall be executed and delivered by the Borrower, consistent with the Term Sheet and the Documentation Principles.
(d)    Other Customary Deliverables. The Lender shall have received reasonably satisfactory opinions of counsel for the Borrower, evidence of authorization, organizational documents, good standing certificates, corporate resolutions, customary closing certificates, notice of borrowing and UCC lien and judgment searches, in each case in form and substance reasonably satisfactory to the Lender, and a customary solvency certificate from the Chief Financial Officer of the Borrower’s general partner in form and substance reasonably satisfactory to the Lender.
(e)    Repayment. Prior to or substantially simultaneously with, the initial borrowing under the Term Loan Facility, the Repayment shall have been consummated and all commitments under the Existing Revolving Credit Facility shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released.

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